Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (No. 333-215887) of our report dated April 17, 2017 relating to the consolidated financial statements, appearing in the December 31, 2016 annual report on Form 10-K of U.S. Energy Corp. for the year ended December 31, 2016.

Our report dated April 17, 2017 contains an explanatory paragraph that states that the Company has a working capital deficit, an accumulated deficit, has incurred recurring losses from operations, and is in default of its loan covenants as of and for the year ended December 31, 2016, which raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Hein & Associates LLP

Denver, Colorado

September 6, 2017